EXHIBIT 99.1

Media Contact	Investor Contact
Clark Finley 203-578-2287	Jim Sitro 203-578-2399
cfinley@websterbank.com	jsitro@websterbank.com
WEBSTER REPORTS 2007 FIRST QUARTER EARNINGS
First Quarter Highlights:
•	Diluted earnings per share of $.62 (includes the aggregate effect of $.11 per diluted share of severance-related charges from ongoing restructuring, the costs of closing the remaining operations of People’s Mortgage Company (PMC) previously announced on April 5, 2007, the write down of a construction loan held for sale and seasonal compensation costs).

•	Tangible capital increased to 6.74 percent, up from 6.46 percent at December 31, 2006 and 5.68 percent at September 30, 2006.

•	Net interest margin improved to 3.41 percent, up from 3.23 percent in the fourth quarter of 2006 and 3.01 percent in the third quarter of 2006.

•	Loan to deposit ratio improved to 98 percent from 104 percent at December 31, 2006 and 106 percent at September 30, 2006.

•	Completion of the balance sheet repositioning actions announced in the fourth quarter with the securitization of $633 million in residential mortgage loans.

•	Moody’s announced upgrade of Webster based on financial strength and credit ratings; Fitch raised outlook to “Positive.”

•	Increased the quarterly cash dividend by 11% to $.30 per share from $.27 per share.
WATERBURY, Conn., April 19, 2007 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $35.0 million or $.62 per diluted share for the first quarter of 2007, compared to $37.8 million or $.67 per diluted share for the fourth quarter of 2006 and to $43.9 million or $.82 per diluted share for the first quarter of 2006. First quarter 2007 net income includes charges for other items of $9.9 million ($6.4 million, net of tax) or $.11 per diluted share outlined in the following table.

Earnings Reconciliation

	For the Three Months Ended
	March 31, 2007			December 31, 2006
(In thousands except	Pre-	Tax		Pre-	Tax
per share data)	Tax	Effected	EPS	Tax	Effected	EPS

Reported Net Income	$51,222	$35,036	$0.62	$54,895	$37,798	$0.67

Balance Sheet Repositioning Actions:
Loss on sale of $250 million of mortgage loans	—	—	—	5,713	3,713	0.07
Loss on sale of AFS securities, net	—	—	—	2,400	1,560	0.03

Total balance sheet repositioning actions	—	—	—	8,113	5,273	0.10

Other Items:
Acquisition costs (NewMil)	—	—	—	2,018	1,312	0.02
Net gain from pension curtailment	—	—	—	(300)	(195)	—
Gain on sale of properties	—	—	—	(1,400)	(910)	(0.02)
Write-down of construction loan held for sale	700	455	0.01	—	—	—
Compensation costs seasonal (A)	4,700	3,055	0.05	—	—	—
Severence -related charges	2,200	1,430	0.02	—	—	—
Closure of Peoples Mortgage Company (PMC)	2,322	1,509	0.03	—	—	—

Total other items	9,922	6,449	0.11	318	207	0.00

Total balance sheet repositioning actions and other items	9,922	6,449	0.11	8,431	5,480	0.10

Adjusted net income excluding balance sheet repositioning actions and other items	$61,144	$41,485	$0.73	$63,326	$43,278	$0.77

(A)	Expect 25% of the seasonal increase to remain in the second quarter

As previously disclosed, Webster incurred seasonally higher expenses in the first quarter of 2007 primarily related to payroll taxes and 401(k) match. The impact of these seasonally higher expenses was $4.7 million ($3.1 million, net of taxes) or $.05 per diluted share. In addition, as also previously disclosed, one residential construction loan in Florida classified as held for sale was written down in value by $700,000 ($455,000, net of taxes) or $.01 per diluted share. This adjustment is reflected in mortgage banking activities as a reduction in noninterest income in the first quarter. Also, Webster incurred severance related charges from ongoing restructuring in insurance and other lines of business of $2.2 million ($1.4 million, net of taxes) or $.02 per diluted share and closing costs of $2.3 million ($1.5 million, net of taxes) or $.03 per share related to the remaining operations of PMC.
Additionally, as the final component of balance sheet repositioning actions announced in the fourth quarter, Webster completed the securitization of $633 million of residential mortgage loans during the first quarter of 2007. These securities are classified as held-to-maturity.
“Webster has begun to execute changes resulting from our previously announced strategic review with the objective of narrowing and sharpening our focus on our vision to be New England’s bank,” stated Webster Chairman and Chief Executive Officer James C. Smith. “To date outcomes from this review include the closure of PMC, the termination of mezzanine lending operations, the discontinuance of construction lending outside of our primary market, the restructuring of our insurance operations and the outsourcing of the back office operations of Webster Investment Services. We remain committed to completing this process by mid-year.”
Commercial loans, including commercial real estate loans, and consumer loans, were $8.6 billion at March 31, 2007, up 11 percent from March 31, 2006. Commercial and consumer loans represent 70 percent of total loans at March 31, 2007 compared to 61 percent a year ago. “Webster continues to show consistent growth in these core lines of business,” stated Webster President and Chief Operating Officer William T. Bromage. “As the results show, our plan has been to reduce our percentage of residential loans to total loans and to continue to focus on growth in commercial and consumer loans.”
Revenues
Total revenue, which consists of net interest income plus total non-interest income, was $185.5 million in the first quarter, compared to $180.5 million in the fourth quarter and $185.4 million a year ago.
Net interest income was $128.1 million in the first quarter compared to $129.2 million in the fourth quarter and $130.2 million a year ago. Average interest-earning assets were lower in the first quarter of 2007 as a result of recent balance sheet repositioning actions in comparison to the fourth quarter and first quarter of 2006; however, Webster’s net interest margin (annualized tax-equivalent net interest income as a percentage of average earning assets) increased to 3.41 percent compared to 3.23 percent in the fourth quarter and 3.24 percent a year ago. Webster’s balance sheet repositioning actions have positively impacted the net interest margin as the proceeds from the sales of securities have paid down high-cost borrowings. Slightly offsetting the positive effect of the balance sheet restructuring is continued consumer preference for higher yielding certificates of deposit as well as the impact of the inverted yield curve. The spread between the yield on loans and the cost of deposits increased to 3.87 percent in the first quarter compared to 3.83 percent in the fourth quarter and 4.17 percent a year ago.
Total non-interest income was $57.4 million in the first quarter compared to $51.4 million in the fourth quarter and $55.2 million a year ago. Non-interest income in the fourth quarter was affected by losses on sales of securities of $2.4 million and losses on sale of loans of $5.7 million. Deposit service fees totaled $25.4 million compared to $25.5 million in the fourth quarter and $21.9 million a year ago. Insurance revenue was $10.1 million in the quarter compared to $8.3 million in the fourth quarter and $10.7 million a year ago. Loan related fees were $7.9 million compared to $9.6 million in the fourth quarter and $7.8 million a year ago. The decrease in loan related fees compared to the fourth quarter reflects higher commercial real estate prepayment fees of $2.4 million in that period. Wealth management fees totaled $6.9 million compared to $7.2 million in the fourth quarter and $6.4 million a year ago. Income from mortgage banking activities was $2.2 million in the first quarter compared to $2.9 million in the fourth quarter and $3.3 million a year ago. The decline from the fourth quarter reflects the $700,000 write down in value of one previously-mentioned loan in Florida. Other non-interest income was $1.8 million compared to $3.7 million in the fourth quarter, and $1.8 million a year ago. Fourth quarter 2006 results included a $1.4 million gain on the sale of properties.
Provision For Credit Losses
The provision for credit losses was $3.0 million in the first and fourth quarter and $2.0 million a year ago. Net loan charge-offs totaled $5.3 million compared to $9.1 million in the fourth quarter and $1.7 million a year ago. The increase in net charge-offs when comparing the first quarter of 2007 to the first quarter of 2006 reflects the $2.1 million of previously-announced net charge-offs in connection with 13 residential construction loans in Florida. Net charge-offs in the fourth quarter reflected two commercial loans that had been identified and fully reserved earlier in 2006. The annualized net loan charge-off ratio was 0.17 percent of average loans compared to 0.27 percent in the fourth quarter and 0.05 percent a year ago. The allowance for credit losses to total loans was 1.24 percent at March 31, 2007 and 2006 and 1.20 percent at December 31, 2006.

Non-Interest Expenses
Total non-interest expenses were $131.3 million in the first quarter compared to $122.6 million in the fourth quarter and $119.2 million a year ago. First quarter expenses include the previously-discussed severance related charges from ongoing restructuring in insurance and other lines of business of $2.2 million, closing costs of $2.3 million related to the remaining operations of PMC and $4.7 million of seasonally higher expenses compared to the fourth quarter, primarily related to payroll tax and 401(k) match. The 2006 fourth quarter and 2007 first quarter include the expenses of operations related to the acquisition of NewMil Bancorp. “We are managing our expenses aggressively with the focus on improving operating leverage for the balance of 2007,” stated Webster Chief Financial Officer Jerry Plush.
Balance Sheet Trends
Total assets were $16.9 billion at March 31, 2007 compared with $17.9 billion a year ago. Total assets have declined by $1 billion primarily from the balance sheet repositioning actions. Total loans were $12.3 billion, a decrease of $0.3 billion, or 2 percent, from a year ago, due primarily to the securitization of $371 million in residential loans and the sale of $250 million in residential loans in the fourth quarter of 2006 and the securitization of another $633 million in residential loans in the first quarter of 2007. Securities totaled $2.5 billion and declined by $1.1 billion, or 31 percent from a year ago. Deposits were $12.6 billion, an increase of $0.5 billion, or 4 percent, from a year ago as retail deposits increased $898 million, with contributions from the branches acquired from the NewMil Bank acquisition, de novo branching and growth in health savings account deposits at HSA Bank, which more than offset a $418 million decline in brokered deposits.
The $1.1 billion reduction in securities and $0.5 billion of total deposit growth, each compared to a year ago, contributed to a $1.8 billion reduction in wholesale borrowings over the past year. Wholesale borrowings declined to 13 percent of total assets at March 31 compared to 22 percent a year ago.
The loan to deposit ratio improved to 98 percent at March 31, 2007 from 104 percent at both December 31, 2006 and March 31, 2006. Improvement in this ratio reflects completion of balance sheet repositioning actions and deposit growth over the past year.
Book value per common share of $33.70 at March 31, 2007 increased from $31.09 a year ago. Tangible book value per share of $19.46 at March 31, 2007 increased from $18.18 last year. The ratio of tangible equity to tangible assets increased to 6.74 percent at March 31, 2007 compared to 5.48 percent a year ago.

Capital
As previously announced, Webster prepaid its Capital Trust I and Capital Trust II securities on April 2, 2007, at call prices of 104.68 percent and 105.0 percent, respectively, plus accrued and unpaid interest. As reported in the 2006 10-K, Webster will record a net pretax charge to income in the second quarter of 2007 of approximately $6.9 million ($9.0 million related to the redemption premiums and unamortized issuance costs, partially offset by a $2.1 million gain on Trust I and II securities positions held by Webster).
Mr. Plush noted: “Webster’s tangible capital ratio improved to 6.74% at March 31, bringing us above our peer median; it has been our intention to improve our capital position to support our commercial bank balance sheet and the growth potential of our businesses. We have also been evaluating the optimal capital structure for the company. We took a first step on April 2, when we called the outstanding trust preferred securities that were carrying a weighted average coupon of 9.57%; however, $105 million of these securities qualified as Tier 1 capital for regulatory ratio purposes. We are continuing to explore the potential issuance of an even greater amount of enhanced Trust Preferred Securities at a significantly lower coupon, which would provide us with improved regulatory and ratings agency ratios at an equivalent or lower funding cost.”
During the quarter, Moody’s upgraded Webster Financial Corporation’s issuer rating to A3, Webster Bank’s long-term deposit rating to A2 and short-term deposit rating to P1. The report cites Webster’s diversified consumer, small- and middle-market commercial banking businesses, strong asset quality on a low-risk portfolio and healthy liquidity for both the holding company and the bank as the primary reasons for the upgrade. In addition, Fitch raised its outlook to “Positive.”
Asset Quality
Nonperforming assets totaled $64.8 million, or 0.53 percent of total loans and other real estate owned, at March 31, 2007 compared to $61.8 million, or 0.48 percent, at December 31 and $60.9 million, or 0.48 percent, a year ago.
The allowance for credit losses, which consist of the allowance for loan losses and the reserve for unfunded commitments, was $152.7 million, or 1.24 percent of total loans, at March 31, 2007 compared to $156.0 million, or 1.24 percent at March 31, 2006 and $155.0 million, or 1.20 percent at December 31, 2006. The ratio of the allowance to nonperforming loans was 259 percent at March 31, 2007 compared to 267 percent at March 31, 2006.
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Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $16.9 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 177 banking offices, 334 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.
For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.
***
Conference Call
A conference call covering Webster’s 2007 first quarter earnings announcement will be held today, Thursday, April 19, at 11:00 a.m. Eastern Time and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8293 or 201-689-8349 internationally. The call will be archived on the website and available for future retrieval.
Forward-looking Statements
Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2006. Except as required by law, Webster does not undertake to update any such forward looking information.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of net income and other performance ratios, as adjusted is included in the accompanying selected financial highlights table, elsewhere in this report.
We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We utilize these measures for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

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WEBSTER FINANCIAL CORPORATION
Selected Financial Highlights (unaudited)

	At or for the Three
	Months Ended March 31,
(In thousands, except per share data)	2007	2006

Adjusted net income and performance ratios, net of tax (annualized):

Net income	$35,036	$43,852
Seasonal compensation costs	3,055	2,562
Closing costs-Peoples Mortgage Company	1,509	—
Severence costs	1,430	—
Write-down of construction loan held for sale	455	—

Adjusted net income	41,485	46,414

Net income per diluted common share	0.73	0.86
Return on average shareholders’ equity	8.73%	11.16%
Return on average tangible equity	15.15	18.86
Return on average assets	0.98	1.04
Noninterest income as a percentage of total revenue	31.21	29.78
Efficiency ratio (a)	65.55	62.16

Net income and performance ratios (annualized):

Net income	$35,036	$43,852
Net income per diluted common share	0.62	0.82
Return on average shareholders’ equity	7.38%	10.55%
Return on average tangible equity	12.79	17.83
Return on average assets	0.83	0.99
Noninterest income as a percentage of total revenue	30.95	29.78
Efficiency ratio (a)	70.77	64.29

Asset quality:

Allowance for credit losses	$152,660	$155,957
Nonperforming assets	64,830	60,890
Allowance for credit losses / total loans	1.24%	1.24%
Net charge-offs / average loans (annualized)	0.17	0.05
Nonperforming loans / total loans	0.48	0.46
Nonperforming assets / total loans plus OREO	0.53	0.48
Allowance for credit losses / nonperforming loans	259.23	267.23

Other ratios (annualized):

Tangible capital ratio	6.74%	5.48%
Shareholders’ equity / total assets	11.29	9.16
Interest-rate spread	3.32	3.19
Net interest margin	3.41	3.24

Share related:

Book value per common share	$33.70	$31.09
Tangible book value per common share	19.46	18.18
Common stock closing price	48.01	48.46
Dividends declared per common share	0.27	0.25

Common shares issued and outstanding	56,530	52,776
Basic shares (average)	56,113	53,094
Diluted shares (average)	56,762	53,703
Footnotes:
(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	For purposes of this computation, unrealized gains (losses) are excluded from the average balance for rate calculations.

Consolidated Statements of Condition (unaudited)

	March 31,	December 31,	March 31,
(In thousands)	2007	2006	2006

Assets:

Cash and due from depository institutions	$269,061	$311,888	$267,541
Short-term investments	6,161	175,648	11,889

Securities:
Trading, at fair value	14,076	4,842	1,042
Available for sale, at fair value	395,668	503,918	2,472,699
Held-to-maturity	2,066,763	1,453,973	1,116,386

Total securities	2,476,507	1,962,733	3,590,127

Loans held for sale	456,033	354,798	201,210

Loans:
Residential mortgages	3,739,221	4,424,634	4,890,887
Commercial	3,444,612	3,386,274	3,038,930
Commercial real estate	1,936,650	1,904,597	1,851,035
Consumer	3,182,765	3,207,986	2,809,785

Total loans	12,303,248	12,923,491	12,590,637
Allowance for loan losses	(145,367)	(147,719)	(146,383)

Loans, net	12,157,881	12,775,772	12,444,254

Accrued interest receivable	86,878	90,565	94,602
Premises and equipment, net	196,232	195,909	184,831
Goodwill and other intangible assets	823,200	825,012	698,557
Cash surrender value of life insurance	261,852	259,318	240,426
Prepaid expenses and other assets	145,395	145,828	173,749

Total Assets	$16,879,200	$17,097,471	$17,907,186

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,505,074	$1,588,783	$1,459,855
NOW accounts	1,761,178	1,671,778	1,683,677
Money market deposit accounts	1,887,602	1,908,496	1,761,016
Savings accounts	2,109,866	1,985,202	2,004,375
Certificates of deposit	4,834,440	4,831,477	4,291,378
Brokered deposits	460,230	472,660	877,976

Total deposits	12,558,390	12,458,396	12,078,277

Federal Home Loan Bank advances	655,709	1,074,933	2,383,118
Securities sold under agreements to repurchase and other short-term debt	943,802	893,206	1,007,439
Long-term debt	623,091	621,936	631,568
Reserve for unfunded credit commitments	7,293	7,275	9,574
Accrued expenses and other liabilities	176,324	155,285	146,871

Total liabilities	14,964,609	15,211,031	16,256,847

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,905,014	1,876,863	1,640,762

Total Liabilities and Shareholders’ Equity	$16,879,200	$17,097,471	$17,907,186

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2007	2006

Interest income:
Loans	$209,164	$195,574
Securities and short-term investments	33,280	41,595
Loans held for sale	6,249	3,339

Total interest income	248,693	240,508

Interest expense:
Deposits	87,630	62,354
Borrowings	32,982	47,995

Total interest expense	120,612	110,349

Net interest income	128,081	130,159
Provision for credit losses	3,000	2,000

Net interest income after provision for credit losses	125,081	128,159

Noninterest income:
Deposit service fees	25,354	21,869
Insurance revenue	10,121	10,724
Loan related fees	7,940	7,824
Wealth and investment services	6,878	6,354
Mortgage banking activities	2,229	3,273
Increase in cash surrender value of life insurance	2,534	2,371
Other	1,824	1,775

	56,880	54,190
Gain on sale of securities, net	541	1,012

Total noninterest income	57,421	55,202

Noninterest expenses:
Compensation and benefits	68,391	65,003
Occupancy	13,383	12,182
Furniture and equipment	14,969	13,595
Intangible amortization	3,473	4,377
Marketing	4,211	3,624
Professional services	4,802	3,544
Severance and closing costs	4,522	—
Other	17,529	16,846

Total noninterest expenses	131,280	119,171

Income before income taxes	51,222	64,190
Income taxes	16,186	20,338

Net income	$35,036	$43,852

Diluted shares (average)	56,762	53,703

Net income per common share:
Basic	$0.62	$0.83
Diluted	0.62	0.82
See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(In thousands, except per share data)	2007	2006	2006	2006	2006

Interest income:
Loans	$209,164	$225,634	$215,094	$207,097	$195,574
Securities and short-term investments	33,280	32,514	40,883	39,134	41,595
Loans held for sale	6,249	6,191	4,366	3,317	3,339

Total interest income	248,693	264,339	260,343	249,548	240,508

Interest expense:
Deposits	87,630	90,195	85,058	72,593	62,354
Borrowings	32,982	44,994	52,849	50,150	47,995

Total interest expense	120,612	135,189	137,907	122,743	110,349

Net interest income	128,081	129,150	122,436	126,805	130,159
Provision for credit losses	3,000	3,000	3,000	3,000	2,000

Net interest income after provision for credit losses	125,081	126,150	119,436	123,805	128,159

Noninterest income:
Deposit service fees	25,354	25,494	25,252	24,150	21,869
Insurance revenue	10,121	8,301	9,793	9,988	10,724
Loan related fees	7,940	9,643	7,760	9,162	7,824
Wealth and investment services	6,878	7,161	6,738	6,930	6,354
Mortgage banking activities	2,229	2,917	(185)	2,538	3,273
Increase in cash surrender value of life insurance	2,534	2,550	2,368	2,314	2,371
Other	1,824	3,733	1,693	1,284	1,775

	56,880	59,799	53,419	56,366	54,190
Loss on write-down of AFS securities to fair value	—	—	(48,879)	—	—
Loss on sale of mortgage loans	—	(5,713)	—	—	—
(Loss) gain on sale of securities, net	541	(2,732)	2,307	702	1,012

Total noninterest income	57,421	51,354	6,847	57,068	55,202

Noninterest expenses:
Compensation and benefits	68,391	64,142	62,050	64,585	65,003
Occupancy	13,383	13,403	11,977	11,824	12,182
Furniture and equipment	14,969	14,637	13,840	13,962	13,595
Intangible amortization	3,473	3,473	3,079	3,544	4,377
Marketing	4,211	3,350	4,211	4,292	3,624
Professional services	4,802	5,457	4,302	3,464	3,544
Severance and closing costs	4,522	—	—	—	—
Acquisition costs	—	2,018	868	65	—
Other	17,529	16,129	15,523	15,582	16,846

Total noninterest expenses	131,280	122,609	115,850	117,318	119,171

Income before income taxes	51,222	54,895	10,433	63,555	64,190
Income taxes	16,186	17,097	1,436	20,412	20,338

Net income	$35,036	$37,798	$8,997	$43,143	$43,852

Diluted shares (average)	56,762	56,452	52,871	53,252	53,703

Net income per common share:
Basic	$0.62	$0.68	$0.17	$0.82	$0.83
Diluted	0.62	0.67	0.17	0.81	0.82
See Selected Financial Highlights for footnotes.

Interest-Rate Spread (unaudited)

	Three Months Ended
	March	December	September	June	March
	2007	2006	2006	2006	2006

Interest-rate spread
Yield on interest-earning assets	6.61%	6.52%	6.31%	6.11%	5.97%
Cost of interest-bearing liabilities	3.29	3.38	3.38	3.05	2.78

Interest-rate spread	3.32%	3.14%	2.93%	3.06%	3.19%

Net interest margin	3.41%	3.23%	3.01%	3.13%	3.24%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended March 31,	2007			2006
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$12,445,025	$209,164	6.74%	$12,392,022	$195,574	6.33%
Securities	2,303,191	34,203	5.97 (b)	3,630,986	43,819	4.77 (b)
Loans held for sale	394,102	6,249	6.34	228,695	3,339	5.84
Short-term investments	117,584	1,585	5.39	15,181	112	2.95

Total interest-earning assets	15,259,902	251,201	6.61	16,266,884	242,844	5.97

Noninterest-earning assets	1,605,708			1,500,627

Total assets	$16,865,610			$17,767,511

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,505,598	$—	—%	$1,451,677	$—	—%
Savings, NOW and money market deposit accounts	5,567,702	28,762	2.10	5,309,282	19,808	1.51
Time deposits	5,303,759	58,868	4.50	4,906,912	42,546	3.52

Total deposits	12,377,059	87,630	2.87	11,667,871	62,354	2.16

Federal Home Loan Bank advances	918,125	10,909	4.75	2,397,872	24,496	4.09
Repurchase agreements and other short-term debt	883,172	9,878	4.47	1,289,102	11,830	3.67
Long-term debt	620,451	12,195	7.86	640,804	11,669	7.28

Total borrowings	2,421,748	32,982	5.45	4,327,778	47,995	4.44

Total interest-bearing liabilities	14,798,807	120,612	3.29	15,995,649	110,349	2.78

Noninterest-bearing liabilities	157,247			98,991

Total liabilities	14,956,054			16,094,640

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,899,979			1,663,294

Total liabilities and shareholders’ equity	$16,865,610			$17,767,511

		130,589			132,495
Less: tax-equivalent adjustment		(2,508)			(2,336)

Net interest income		$128,081			$130,159

Interest-rate spread			3.32%			3.19%

Net interest margin			3.41%			3.24%

See Selected Financial Highlights for footnotes.

	At or for the Three Months Ended
(Unaudited)	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2007	2006	2006	2006	2006

Asset Quality

Nonperforming loans:
Commercial:
Commercial	$13,679	$21,105	$29,321	$22,930	$19,719
Equipment financing	2,405	2,616	2,450	2,693	2,864

Total commercial	16,084	23,721	31,771	25,623	22,583

Commercial real estate	18,524	17,618	16,811	23,291	24,012
Residential	13,473	11,307	7,032	7,218	8,891
Consumer	10,808	6,266	3,496	3,065	2,875

Total nonperforming loans	58,889	58,912	59,110	59,197	58,361

Other real estate owned and repossessed assets:
Commercial	4,833	1,922	1,573	2,254	1,712
Residential	350	383	607	316	456
Consumer	758	608	126	10	361

Total other real estate owned and repossessed assets	5,941	2,913	2,306	2,580	2,529

Total nonperforming assets	$64,830	$61,825	$61,416	$61,777	$60,890

Accruing loans 90 or more days past due	$4,636	$1,490	$4,609	$2,542	$1,002

Allowance for Credit Losses

Beginning balance	$154,994	$156,331	$156,471	$155,957	$155,632
Provision	3,000	3,000	3,000	3,000	2,000
Allowance for acuqired loans	—	4,724	—	—	—

Charge-offs:
Commercial	2,293	9,352	3,369	2,775	1,629
Residential	2,581	199	46	65	75
Consumer	1,993	454	265	239	362

Total charge-offs	6,867	10,005	3,680	3,079	2,066
Recoveries	(1,533)	(944)	(540)	(593)	(391)

Net loan charge-offs	5,334	9,061	3,140	2,486	1,675

Ending balance	$152,660	$154,994	$156,331	$156,471	$155,957

Components:
Allowance for loan losses	$145,367	$147,719	$147,446	$147,401	$146,383
Reserve for unfunded credit commitments	7,293	7,275	8,885	9,070	9,574

Allowance for credit losses	$152,660	$154,994	$156,331	$156,471	$155,957

Asset Quality Ratios:

Allowance for loan losses / total loans	1.18%	1.14%	1.13%	1.16%	1.16%
Allowance for credit losses / total loans	1.24	1.20	1.20	1.23	1.24
Net charge-offs / average loans (annualized)	0.17	0.27	0.10	0.08	0.05
Nonperforming loans / total loans	0.48	0.46	0.45	0.47	0.46
Nonperforming assets / total loans plus OREO	0.53	0.48	0.47	0.49	0.48
Allowance for credit losses / nonperforming loans	259.23	263.09	264.47	264.32	267.23
See Selected Financial Highlights for footnotes.